                                          RE:  NN, Inc.
2000 Waters Edge Drive
    Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
March 31, 2009

NN, INC. REPORTS 2008 FOURTH QUARTER AND FULL YEAR RESULTS;
AMENDS AND REVISES CREDIT FACILITY

2008 FOURTH QUARTER AND FULL YEAR RESULTS INCLUDE $45.6 MILLION IN PRE-TAX, $32.2 MILLION IN AFTER-TAX WRITE-OFFS OF GOODWILL AND OTHER INTANGIBLE ASSETS, OTHER TANGIBLE ASSETS, AND RESTRUCTURING COSTS

Johnson City, Tenn, March 31, 2009 – NN, Inc. (Nasdaq: NNBR) today reported its financial results for the fourth quarter and year ended December 31, 2008.  Net sales for the fourth quarter of 2008 were $76.2 million, down $30.8 million or 28.8% from $107.0 million for the same period of 2007.  Approximately $30.0 million of the decrease was attributed to the reduced demand for the Company’s products caused by a continued deterioration in global economies and automotive and industrial end markets.  Foreign currency translations had an additional negative impact of $5.4 million.  These decreases were partially offset by positive pricing, principally as a result of a raw material pass through of $4.6 million.

During the fourth quarter, the Company recorded non-operating charges of $45.6 million pre-tax, $32.2 million after-tax, or $1.98 per diluted share.  These charges are composed of restructuring and impairment charges of $42.1 million pre-tax, $28.1 million after-tax, or $1.73 per diluted share, accelerated depreciation for assets no longer in use (included in depreciation and amortization) of $3.5 million pre-tax, $2.5 million after-tax, or $0.15 per diluted share and an adjustment to deferred tax assets resulting in a negative after-tax impact of $1.7 million or $0.10 per diluted share.  The restructuring and impairment charges are as follows:

•	A non-cash charge of $30.0 million pre-tax, $19.3 million after-tax, or $1.18 per diluted share, for impairment of goodwill of acquisitions from earlier periods.
•	The impairment of intangible assets of $5.6 million pre-tax, $3.4 million after-tax, or $0.21 per diluted share.
•	The impairment of certain fixed assets of $2.8 million pre-tax, $1.7 million after-tax, or $0.11 per diluted share.
•
Cash restructuring charges of $2.2 million pre-tax, $2.2 million after-tax or $0.14 per diluted share related to the previously announced closure of the Kilkenny, Ireland plant and non-cash impairment of the Kilkenny plant assets of $1.4 million pre-tax, $1.4 million after-tax, or $0.09 per diluted share.

Including all of the non-operating charges mentioned above, the net loss for the fourth quarter of 2008 was $34.9 million, or $2.14 per diluted share as compared to net income of $5.0 million, or $0.31 per diluted share for the same period in 2007.  Excluding the non-operating items, the net loss for the fourth quarter was $2.6 million, or $0.16 per diluted share as compared to net income of $4.0 million, or $0.24 per diluted share for the fourth quarter of 2007 which excludes the reversal of restructuring costs of $1.1 million pre-tax, $1.1 million after-tax or $0.07 per diluted share.
Net sales for the full year 2008 were $424.8 million, up $3.5 million or 0.8% compared to $421.3 million for 2007.  Favorable currency translation accounted for $17.5 million and raw material pass through and price increases accounted for $8.5 million of the increase.  Offsetting these positive factors was the net negative impact of reduced demand for the Company’s products in the fourth quarter.

Net loss for the full year of 2008 was $17.6 million, or $1.11 per diluted share as compared to a net loss of $1.2 million, or $0.07 per diluted share for the full year of 2007.  Net income for the full year 2008, excluding non-operating items, was $10.5 million, or $0.66 per diluted share.  The non-operating items for 2008 include the above items and other non-operating items from the second quarter of 2008 which include the after-tax gain on the sale of surplus land in the Netherlands of $3.0 million or $.19 per diluted share and a one-time positive tax adjustment of $1.1 million, or $0.07 per diluted share related to a change in Italian tax law.  This compares to net income, excluding non-operating items for the full year of 2007 of $12.4 million, or $0.74 per diluted share which excludes $13.6 million, or $0.81 per diluted share of impairment charges due mainly to the restructuring of our European operations discussed above.

As a percentage of net sales, cost of products sold was 88.1% in the fourth quarter of 2008 compared to 80.1% in the fourth quarter of 2007, reflecting the de-leveraging impact of the sudden reduction in revenue experienced in the fourth quarter of 2008.  For the full year 2008 and 2007, cost of products sold as a percentage of net sales was 81.1% and 80.0%, respectively.

Selling, general and administrative expenses for the fourth quarter of 2008 were $6.1 million, or 8.0% of net sales as compared to $9.1 million, or 8.5% for the same period in 2007.  The decrease was mainly due to a reduction in salaries and the elimination of discretionary spending.  For the full year 2008, selling, general and administrative expenses were $36.1 million or 8.5% of net sales as compared to $36.5 million, or 8.7% of net sales in 2007.

James H. Dorton, Vice President and Chief Financial Officer, commented, “Since we reported record revenues and earnings for the first nine months of 2008, the global business environment has deteriorated significantly.  In response, we immediately began to take action and announced the following initiatives to protect our liquidity position and enhance our cash flow:

•	the closing of our Kilkenny Ireland operating facility;
•	the closing of our Hamilton Ohio operating facility;
•	the temporary suspension of our regular quarterly dividend;
•	reduction of more than 25% of our global employment;
•	reduction of capital expenditures;
•	elimination of all discretionary spending and
•	reductions in salaries and fees of between 10% and 20% for our board of directors, executive officers and all salaried employees throughout the organization.

These measures allowed us to remain cash flow positive for the fourth quarter and to pay down approximately $13.2 million in debt for the quarter and approximately $13.7 million in debt for the year.”

Mr. Dorton continued, “On March 13, 2009, we revised and amended our current revolving credit facility with Key Bank as the administrative agent.  At that time, we also amended the terms of the agreement of our $40.0 million private placement notes.  These facilities were amended to change certain financial covenants to reflect the current economic and business conditions and to assure the availability of credit for NN.  The $90 million revised syndicated credit agreement which expires in September 2011 provides for the borrowing of available funds by the Company’s domestic and European subsidiaries and is collateralized by assets of the Company in addition to pledges of stock and guarantees of our domestic and foreign subsidiaries.  The loan agreements contain customary covenants including restrictions on payments for dividends, capital expenditures and stock repurchases.   The revolving loan agreement carries an interest rate of LIBOR plus 4% and the private placement notes carry an interest rate of 8.5%. ”

Mr. Roderick Baty, Chairman and Chief Executive Officer, commented, “For the first nine months of 2008, we experienced strong customer demand in industrial end markets in both North America and Europe.  Improved operating performance at our Whirlaway Ohio, Slovakia and China facilities began to positively affect financial results.  During the same time, our Level 3 program continued to deliver excellent cost reduction results to the bottom line.  As a result, our core Metal Bearing Components operations in both the U.S. and Europe recorded excellent results for the nine month period which exceeded our beginning of the year forecast for both revenue and earnings.  In September we experienced an abrupt and major reduction in customer demand in Europe as the result of a continued deterioration in global economies and automotive and industrial end markets.  As a result, the fourth quarter proved to be very challenging for both us and our industry.  We expect these conditions to continue well into 2009 and we will continue to take the necessary steps to manage through this difficult period.  We are focusing our efforts on cash flow management and maximization which will insure we protect the strength of our balance sheet and the financial flexibility to operate effectively with an expected lower level of business.”

Mr. Baty, concluded, “Given the current uncertainty of the global economy and the resulting lack of visibility regarding the future demand outlook, it is extremely difficult to provide meaningful earnings guidance. Therefore, we are currently unable to provide revenue or earnings guidance for 2009. We can say that that during the first quarter of 2009 we have experienced a dramatic reduction in demand compared to the first quarter of 2008.  Revenue in the first quarter of 2009 is also expected to be significantly lower than the level of revenue we reported in the fourth quarter of 2008.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 12 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $421 million in 2007.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2007.

NN, Inc.
Condensed Statements of Income
(In Thousands, except per diluted share amounts)
(Unaudited)

                                                                                                                                                                                      Three Months Ended                   Twelve Months Ended
                                                                                                                                                                                           December 31,                                      December 31,
	2008	2007	2008	2007

Net sales	$76,189	$107,027	$424,837	$421,294
Cost of products sold (exclusive of depreciation shown separately below)	67,159	85,748	344,685	337,024
Selling, general and administrative	6,116	9,067	36,068	36,473
Depreciation and amortization	9,097	6,045	27,981	22,996
(Gain)Loss on disposal of assets	15	(48)	(4,138)	(71)
Restructuring and impairment costs	42,065	(1,062)	42,065	13,636
Income (Loss) from operations	(48,263)	7,277	(21,824)	11,236

Interest expense, net	1,135	1,552	5,203	6,373
Other (income) expense	(40)	(236)	(850)	(386)

Income (Loss) before provision for income taxes	(49,358)	5,961	(26,177)	5,249
Provision for income taxes	(14,494)	922	(8,535)	6,422

Net income (Loss)	$(34,864)	$5,039	$(17,642)	$(1,173)

Diluted income(Loss) per common share	$(2.14)	$0.31	$(1.11)	$(0.07)

Weighted average diluted shares	16,268	16,280	15,895	16,749

NN, Inc.
Condensed Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2008	December 31, 2007

Assets
Current Assets:
Cash	$11,052	$13,029
Accounts receivable, net	50,484	65,566
Inventories, net	53,173	51,821
Other current assets	9,912	7,608
Total current assets	124,621	138,024

Property, plant and equipment, net	145,690	161,008
Goodwill and intangible assets, net	11,006	48,750
Other assets	2,723	2,296
Total assets	$284,040	$350,078

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,415	$51,124
Accrued salaries and wages	12,745	15,087
Current portion of long-term debt	6,916	11,851
Other liabilities	4,279	6,194
Total current liabilities	63,355	84,256

Deferred income taxes	4,939	18,682
Long-term notes payable	90,172	100,193
Other	15,815	16,904
Total liabilities	174,281	220,035

Total stockholders’ equity	109,759	130,043

Total liabilities and stockholders’ equity	$284,040	$350,078

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31, 2008		Year Ended December 31, 2008
	In Thousands	Diluted Earnings Per share	In Thousands	Diluted Earnings Per share
Net Income (Loss)	$(34,864)	$(2.14)	$(17,642)	$(1.11)
After-tax impairment of goodwill	19,258	1.18	19,258	1.21
After-tax impairment of other intangible assets	3,448	0.21	3,448	0.22
After-tax write-off of tangible assets	1,696	0.11	1,696	0.11
After-tax restructuring costs for plant closing	2,247	0.14	2,247	0.14
After-tax impairment of assets of closed plant	1,447	0.09	1,447	0.09
After-tax adjustment to deferred taxes	1,663	0.10	1,663	0.10
After-tax accelerated depreciation for assets no longer in use	2,488	0.15	2,488	0.16
After-tax gain on sale of land	--	--	(2,995)	(0.19)
After-tax Italian tax adjustment	--	--	(1,142)	(0.07)
Net income excluding restructuring and impairment costs	$(2,617)	$(0.16)	$10,468	$0.66

	Three Months Ended December 31, 2007		Year Ended December 31, 2007
	In Thousands	Diluted Earnings Per share	In Thousands	Diluted Earnings Per share
Net Income (Loss)	$5,039	$0.31	$(1,173)	$(0.07)
After-tax restructuring and impairment costs	(1,062)	(0.07)	13,621	0.81
Net income excluding restructuring and impairment costs	$3,977	$0.24	$12,448	$0.74

Management feels the presentation of non-GAAP information provides the reader with a better understanding of operational results.

###